Exhibit 99.2

Nordstrom, Inc.
Condensed Consolidated Statements of Earnings – As Reclassified
Unaudited, in millions except per share amounts

	Quarter Ended
	April 28, 2012	July 28, 2012	October 27, 2012	February 2, 2013
Net sales	$2,535	$2,918	$2,713	$3,596
Credit card revenues	90	88	92	102
Total revenues	2,625	3,006	2,805	3,698
Cost of sales and related buying and occupancy costs	(1,584)	(1,879)	(1,730)	(2,239)
Selling, general and administrative expenses	(761)	(837)	(798)	(961)
Earnings before interest and income taxes	280	290	277	498
Interest expense, net	(40)	(40)	(38)	(42)
Earnings before income taxes	240	250	239	456
Income tax expense	(91)	(94)	(93)	(172)
Net earnings	$149	$156	$146	$284

Earnings per share:
Basic	$0.72	$0.76	$0.73	$1.43
Diluted	$0.70	$0.75	$0.71	$1.40

Weighted-average shares outstanding:
Basic	207.3	205.2	200.9	198.9
Diluted	211.4	208.7	204.7	202.4

Results of Operations – As Reclassified
Unaudited, in millions

Retail Business
The following tables summarize the results of our Retail Business for the quarters ended April 28, 2012, July 28, 2012, October 27, 2012 and February 2, 2013:

	Quarter Ended
	April 28, 2012	July 28, 2012	October 27, 2012	February 2, 2013
Net sales	$2,535	$2,918	$2,713	$3,596
Cost of sales and related buying and occupancy costs	(1,583)	(1,878)	(1,729)	(2,237)
Gross profit	952	1,040	984	1,359
Selling, general and administrative expenses	(719)	(778)	(758)	(917)
Earnings before interest and income taxes	$233	$262	$226	$442

Credit Segment
The following table summarizes the results of our Credit segment for the quarters ended April 28, 2012, July 28, 2012, October 27, 2012 and February 2, 2013:

	Quarter Ended
	April 28, 2012	July 28, 2012	October 27, 2012	February 2, 2013
Credit card revenues	$90	$88	$92	$102
Occupancy, selling, general and administrative expenses	(43)	(60)	(41)	(46)
Credit segment earnings before interest and income taxes	47	28	51	56
Interest expense	(6)	(7)	(6)	(7)
Intercompany merchant fees	17	26	18	28
Credit segment contribution, before income taxes	$58	$47	$63	$77